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                                                Supplemental Proxy Materials
                                                filed pursuant to Rule 14a-2
                                                under the Securities Exchange
                                                Act of 1934

[TSENG LETTERHEAD]                              October 15, 1998



Dear Tseng Labs, Inc. Stockholder:

You are cordially invited to attend a 30 minute luncheon presentation by the Cell Pathways, Inc. management team with respect to the Cell Pathways/Tseng transaction and the business of Cell Pathways at the following locations:

City                   Date and Time      Location                Call
----                   --------------     ---------               -----

San Francisco          Wednesday,         Salomon Smith Barney    Helen Kim
                       October 21         39th fl.                415-955-1605
                       12:30 p.m.         555 California Street

Chicago                Friday,            Salomon Smith Barney    Kathy Boyer
                       October 23         87th fl.                312-419-3627
                       12:15 p.m.         Sears Tower

New York City          Tuesday,           The Omni Berkshire      Stacey Alosa
                       October 27         Hotel                   212-723-7297
                       12:00 p.m.         Carnegie Room
                                          21 East 52nd St.

Philadelphia           Thursday,          The Pyramid Club        Bill Freeman
                       October 29         52nd fl.                215-854-6034
                       12:00 p.m.         Mellon Bank Center
                                          1735 Market St.


You should have already received proxy materials with respect to the November 3 special meeting of stockholders of Tseng Labs, Inc. to consider the proposed transaction with Cell Pathways. Additional proxy materials/prospectuses will be available at these presentations. Representatives from Salomon Smith Barney, BancBoston Robertson Stephens, and Cell Pathways will be available to answer any questions. Please call the appropriate person listed above to reserve space.

As described in the proxy materials previously sent to you, Cell Pathways is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. The proposed transaction is intended to provide substantial funding for the programs of Cell Pathways. In the transaction, the new Cell Pathways will issue its common stock to the stockholders of both Tseng Labs and Cell Pathways in exchange for all the stock they now own in their respective companies, with the exchange ratio as specified in the Reogranization Agreement. Stockholder meetings to approve the transaction will be held on November 2 (Cell Pathways) and November 3 (Tseng). The common stock of the new Cell Pathways is expected to commence trading on the NASDAQ National Market assuming approval of the transaction at such stockholders' meetings.

We look forward to your attendance at any of the presentations listed above.

Sincerely,                                 Sincerely,

/s/ Robert J. Towarnicki                   /s/ John J. Gibbons
------------------------                   --------------------
Robert J. Towarnicki                       John J. Gibbons
Chief Executive Officer                    Chairman of the Board of Directors
Cell Pathways, Inc.                        Tseng Labs, Inc.